Exhibit 99.1

News Release

Medgenics Reports Fourth Quarter and Full Year 2014 Financial Results

•	Proof of concept established for TARGTTM platform
•	Enrollment initiated in mid-dose arm of MDGN-201 study; low-dose arm fully enrolled
•	Preclinical peptide programs advancing
•	Prioritizing CHOP collaboration programs

Philadelphia, PA (February 13, 2015) – Medgenics, Inc. (NYSE: MDGN) (the Company), the developer of a proprietary platform for the sustained production and delivery of therapeutic proteins and peptides in patients using ex vivo gene therapy and their own tissue for the treatment of orphan diseases, today announced fourth quarter and full year 2014 financial results.

Management Commentary

“We are excited by the progress the company has made during the past year,” stated Mike Cola, Chief Executive Officer of Medgenics. “We have substantially re-engineered our TARGT (Transduced Autologous Restorative Gene Therapy) platform, resulting in the ability to deliver sustained, physiologically relevant levels of endogenous erythropoietin (eEPO) for End Stage Renal Disease (ESRD) patients. We have demonstrated the ability to maintain patient hemoglobin levels within the accepted target range without the use of recombinant erythropoietin (rHuEPO) for up to 8 months thus far. The delivery of therapy at physiologic levels suggests that TARGTEPO is potentially capable of addressing the safety issues evident with existing rHuEPO therapies, including hypertension and increased cardiovascular complications. In addition to the clinical benefits, we believe these results demonstrate a positive proof of concept for the platform, and we look forward to expanding the platform into additional therapeutic areas. We anticipate sharing clinical data from these additional TARGTEPO indications throughout the course of the year.

Furthermore, we have broadened the TARGT platform by inventing a novel method to produce therapeutic peptides in vivo, as evidenced by our ongoing TARGTGLP-2 program. We continue to progress multiple novel preclinical peptide programs, and we anticipate being in a position to discuss the first of these programs by mid-year.

We look forward to discussing these results during our fourth quarter conference call and webcast.”

Conference Call and Webcast

Medgenics will host a conference call and live audio webcast on Friday, February 13, 2015 at 8:30 a.m. EST to discuss fourth quarter and full year 2014 financial results.

In order to participate in the conference call, please dial (844) 466-4113 (domestic) or (765) 507-2652 (international). The conference ID number is 76989330.

The live webcast can be accessed under “Events” in the Investors section of the Company’s website at www.medgenics.com or you may use the link: http://edge.media-server.com/m/p/evkjbrtv/lan/en.

A replay of the call will be available two hours after the end of the conference on February 13, 2015 through February 20, 2015. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and reference the conference ID number.

The archived webcast will be available for 30 days in the Investor section of Medgenics’ website at www.medgenics.com.

Fourth Quarter Financial Results

The Company also reported financial results for the three and twelve months ended December 31, 2014 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company’s Annual Report on Form 10-K. The Form 10-K includes audited annual consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-K is available at www.sec.gov and at www.medgenics.com.

Gross research and development (R&D) expenses for the three months ended December 31, 2014 increased to $4.11 million from $2.31 million for the same period in 2013. This increase was due mainly to an increase in license fees and research expenses. Net R&D expenses for the three months ended December 31, 2014 increased to $3.77 million from $2.07 million for the same period in 2013. The increase in net R&D expenses was due to the increase in gross R&D expenses offset in part by participation by the OCS of $0.34 million in the three months ended December 31, 2014 compared with $0.25 million for the same period in 2013.

General and administrative expenses for the three months ended December 31, 2014 were $2.42 million, decreasing from $3.83 million for the same period in 2013 primarily due to a decrease in professional fees.

Financial expenses for the quarters ended December 31, 2014 and 2013 were immaterial.

Financial income for the quarter ended December 31, 2014 was $0.01 million, decreasing from $0.70 million for the comparative quarter in 2013. The decrease was primarily due to the change in valuation of the warrant liability.

The Company reported cash and cash equivalents of $33.29 million at December 31, 2014.

For the quarter ended December 31, 2014 the Company reported a loss of $6.20 million or $0.30 per share, compared with a loss of $5.21 million or $0.28 per share for the comparative quarter in 2013.

Full Year 2014 Financial Results

Gross research and development (R&D) expenses for the year ended December 31, 2014 increased to $10.49 million from $8.87. Net R&D expenses for the year ended December 31, 2014 increased to $8.25 million from $7.30 million in 2013 primarily due to an increase in license fees and an increase in stock-based compensation expense. The increase in net R&D expenses was due to the increase in gross R&D expenses offset in part by participation by the OCS of $2.24 million in 2014 compared with $1.57 million in 2013.

General and administrative expenses for the year ended December 31, 2014 were $10.69 million, increasing from $10.52 million in 2013 primarily due to increased personnel and an increase in stock-based compensation expenses offset by a decrease in professional fees.

Financial expenses for the year ended December 31, 2014 increased to $0.07 million from $0.02 million in 2013, mainly due to foreign currency exchange differences.

Financial income for the year ended December 31, 2014 was $0.59 million, decreasing from $0.73 million in 2013. The decrease was primarily due to the change in valuation of the warrant liability.

The Company reported cash and cash equivalents of $33.29 million at December 31, 2014.

For the year ended December 31, 2014 the Company reported a loss of $18.43 million or $0.96 per share, compared with a loss of $17.13 million or $0.97 per share in 2013.

	MEDGENICS, INC. AND ITS SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	December 31,	December 31,
	2013	2014

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$22,390	$33,288
Accounts receivable and prepaid expenses	202	315

Total current assets	22,592	33,603

LONG-TERM ASSETS:

Restricted lease deposit	42	83
Severance pay fund	96	99
Property and equipment, net	357	495

Total long-term assets	495	677

Total assets	$23,087	$34,280

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$1,062	$1,076
Other accounts payable and accrued expenses	1,952	2,562

Total current liabilities	3,014	3,638

LONG-TERM LIABILITIES:

Accrued severance pay	439	368
Liability in respect of warrants	1,211	612

Total long-term liabilities	1,650	980

Total liabilities	4,664	4,618

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 24,851,075 shares issued and 24,818,075 shares outstanding at December 31, 2014; 18,497,307 shares issued and outstanding at December 31, 2013	2	3
Additional paid-in capital	100,126	129,797
Accumulated deficit	(81,705)	(100,138)

Total stockholders' equity	18,423	29,662

Total liabilities and stockholders' equity	$23,087	$34,280

		MEDGENICS, INC. AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)

	Year ended December 31,

	2012	2013	2014

Research and development expenses	$7,187	$8,870	$10,490
Less:
Participation by the Office of the Chief Scientist	(1,756)	(1,573)	(2,237)

Research and development expenses, net	5,431	7,297	8,253

General and administrative expenses	7,197	10,521	10,686

Operating loss	(12,628)	(17,818)	(18,939)

Financial expenses	(2,429)	(20)	(68)
Financial income	5	726	586

Loss before taxes on income	(15,052)	(17,112)	(18,421)

Taxes on income	19	17	12

Loss	$(15,071)	$(17,129)	$(18,433)

Basic loss per share	$(1.37)	$(0.97)	$(0.96)

Diluted loss per share	$(1.37)	$(1.06)	$(1.00)

Weighted average number of shares of Common stock used in computing basic loss per share	11,023,881	17,629,436	19,246,611

Weighted average number of shares of Common stock used in computing diluted loss per share	11,023,881	17,683,510	19,294,259

About the MDGN-201 Clinical Trial

The open-label trial is evaluating the safety and efficacy of sustained eEPO therapy for anemia in end-stage renal disease (ESRD) patients. The trial will enroll up to 18 patients that require treatment for anemia.   The trial endpoints include plasma eEPO levels, hemoglobin, hematocrit and reticulocytes levels and safety assessment. Each patient will be followed for at least one year.  Additional details may be found on www.clinicaltrials.gov using identifier NCT02117427.

About Chronic Kidney Disease (CKD) and ESRD

CKD is a progressive loss of kidney function over months to years. The three most common causes of CKD are diabetes mellitus, hypertension and glomerulonephritis.  ESRD is also known as Stage 5 CKD. ESRD requires kidney replacement therapy, either dialysis or kidney transplantation.

About Medgenics

Medgenics is developing the TARGT™ (Transduced Autologous Restorative Gene Therapy) system (formerly known as BioPump), a proprietary platform for the sustained production and delivery of therapeutic proteins using ex vivo gene therapy and the patient's own tissue for the treatment of orphan and rare diseases. For more information, visit the Company’s website at www.medgenics.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics, Inc.

John Leaman

john.leaman@medgenics.com

Medgenics, Inc.

Brian Piper

240-899-5554

brian.piper@medgenics.com

Stern Investor Relations

Beth DelGiacco

212-362-1200

Beth@sternir.com